Exhibit 4.4

Form of Equity Award Agreement

SCIENTIFIC GAMES CORPORATION

TERMS AND CONDITIONS OF

INDUCEMENT EQUITY AWARDS

THIS AGREEMENT, made as of the 5th day of December, 2013, between SCIENTIFIC GAMES CORPORATION (the “Company”) and Andrew E. Tomback (the “Participant”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Company’s equity incentive compensation programs and is authorized to grant stock options, restricted stock units and other awards, including to newly hired employees; and

WHEREAS, the Participant was granted the option and the restricted stock units evidenced by this Agreement as of the date hereof as an inducement to the Participant to become an employee of the Company pursuant to Nasdaq Marketplace Rule 5635(c)(4);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.

1.              Grants.  Pursuant and subject to the terms and conditions set forth herein, the Participant is granted on the date hereof:

(a)  an option to purchase 200,000 shares of the Company’s Class A Common Stock, $.01 par value per share (the “Common Stock”) at an exercise price per share of $17.71 (representing the average of the high and low sales prices per share of the Common Stock on December 4, 2013, the trading day immediately preceding the date hereof) (the “Option”).  The Option is a “Non-Qualified Stock Option” (i.e., it does not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986).  Subject to the applicable provisions of the employment agreement dated as of November 22, 2013 between the Company and the Participant (the “Employment Agreement”), the Option will vest and become exercisable in the following installments:

Number of Shares	Vesting Dates

50,000	December 2, 2014
50,000	December 2, 2015
50,000	December 2, 2016
50,000	December 2, 2017

(b)         100,000 restricted stock units (representing a right to receive shares of Common Stock following satisfaction of the vesting period) (the “Units” and, together with the Option, the “Awards”).  Subject to the applicable provisions of the Employment Agreement, the Units will vest in the following installments:

Number of Shares	Vesting Dates

25,000	December 2, 2014
25,000	December 2, 2015
25,000	December 2, 2016
25,000	December 2, 2017

2.              Method of Exercise of Vested Option.  The Option, to the extent vested, shall be exercisable in whole or in part by the Participant delivering notice to the Administrator (as defined below) in accordance with the terms of the Option.  Payment for shares of Common Stock purchased upon the exercise of the Option, and any applicable withholding taxes, shall be made on the effective date of such exercise through any of the following means: (a) in cash, by certified check, bank cashier’s check or wire transfer; (b) through a brokered exercise with the Administrator under which a portion of the proceeds from a sale are withheld for such exercise price and applicable taxes; or (c) if permitted by the Company at the time of exercise, by surrendering shares of Common Stock.  The notification to the Administrator shall be made in accordance with its procedures.  The shares of Common Stock purchased upon the exercise of the Option shall be delivered as soon as practicable following exercise in accordance with the procedures established by the Company or the Administrator from time to time.

3.              Distribution of Vested Units.  As soon as administratively practicable after each applicable vesting date of the Units (generally within three (3) business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units that vested as of an applicable vesting date less the number of shares, if any, withheld in satisfaction of applicable withholding taxes as discussed in Section 4(b).

4.              Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to the Awards.  The Company shall not be required to issue shares until such obligations are satisfied.  The methods permitted by the Company for the payment of taxes are as follows:

(a)         Option.  In the case of the Option, the acceptable methods for making payment for taxes shall be the same as those for payment of the exercise price for the Option as discussed in Section 2 above.  If shares of Common Stock are used to satisfy the applicable taxes, the taxes must be calculated at the Participant’s minimum applicable tax rates.

(b)         Units.  In the case of the Units, unless otherwise determined by the Committee, the Company will withhold from any shares deliverable upon the vesting of Units a number of shares sufficient to satisfy the minimum applicable withholding taxes; provided, however, that, unless otherwise determined by the Committee, the Participant will be permitted to elect, in accordance with procedures adopted from time to time by the Company, to pay the tax withholding amount in cash, in which case no shares will be withheld and the Participant will be required to pay the amount of the taxes in full by the vesting date, in cash, by certified check, bank cashier’s check or wire transfer.

5.              Expiration of Awards; Effect of Termination.

(a)         Units.  Subject to the applicable provisions of the Employment Agreement:

(i)                                     in the event the employment of the Participant terminates for any reason (other than by reason of death or Total Disability (as defined in the Employment Agreement)), all unvested Units shall be immediately forfeited; or

(ii)                                  in the event the employment of the Participant terminates by reason of death or Total Disability, all unvested Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such Units shall be governed by the plans and programs and the agreements and other documents pursuant to which such Units were granted.

(b)         Option.  Subject to the applicable provisions of the Employment Agreement, the Option will expire on December 4, 2023 (the “Scheduled Expiration Date”).  Subject to the applicable provisions of the Employment Agreement:

(i)                                     in the event the employment of the Participant terminates for any reason (other than by reason of death or Total Disability), (A) the unvested portion of the Option shall immediately expire on the date of termination and (B) the portion of the Option that vested prior to such termination (other than a termination for “Cause” (as defined in the Employment Agreement)), in which event such vested portion of the Option shall be immediately forfeited) shall remain exercisable until the earlier of three (3) months after such termination and the Scheduled Expiration Date and, in all other respects, shall be governed by the plans and programs and the agreements and other documents pursuant to which the Option was granted; or

(ii)                                  in the event the employment of the Participant terminates by reason of death or Total Disability, the unvested portion of the Option shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and such unvested portion of the Option (together with the portion of the Option that vested prior to such death or termination) shall remain exercisable by the Participant (or, in the case of death, Participant’s executor or administrator or Beneficiary (as defined below)) until the earlier of (A) the first anniversary of such death or termination and (B) the Scheduled Expiration Date, as the case may be, and, in all other respects, the Option shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

For purposes of this Agreement, “Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits under the Awards upon such Participant’s death.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.  A Beneficiary or other person claiming any rights under the Awards from or through any Participant shall be subject to all terms and conditions of the Awards and any agreement applicable to such Participant and to any additional terms and conditions deemed necessary or appropriate by the Committee.

6.              Administration.

(a)         Authority of the Committee.  The Committee has full and final authority, in each case subject to and consistent with the provisions of this Agreement, to administer the Option and the Units, determine all matters relating to the Option and the Units, construe and interpret the Option, the Units and this Agreement and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Option and the Units.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of the Option or the Units that is not mandatory under this Agreement.

(b)         Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary thereof, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Option, the Units or this Agreement.  Members of the Committee and any officer or employee of the Company or a subsidiary thereof acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Option or the Units, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

7.              General Provisions.

(a)         Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under the Option or the Units until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require the Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Company may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)         Transferability.  Neither the Option nor the Units (nor any portion thereof) may be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party, or assigned or transferred by the Participant otherwise than by will or the laws of descent and distribution, and the Option shall be exercised during the lifetime of the Participant only by the Participant or, if the Participant is incapacitated, by his guardian or legal representative. In the event that the Option is exercised by the Participant’s guardian or legal representative, the exercise of the Option shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative. A Beneficiary or other person claiming any rights under the Agreement from or through the Participant shall be subject to all terms and conditions of this Agreement except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)          Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate hereunder, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock or other securities subject to or deliverable in respect of the outstanding Option or Units and (ii) the exercise price, grant price or purchase price relating to the Option, and/or make provision for payment of cash or other property in respect of the Option.

(d)         Limitation on Rights Conferred.  Neither this Agreement nor any action taken hereunder shall be construed as (i) giving the Participant the right to continue in the employ or service of the Company or a subsidiary thereof, (ii) interfering in any way with the right of the Company or a subsidiary thereof to terminate the Participant’s employment or service at any time, (iii) giving the Participant any claim to be granted any award under any option or benefit plan or to be treated uniformly with other participants and employees, or (iv) conferring on the Participant any voting, dividend or other rights of a stockholder of the Company unless and until shares of Common Stock covered by the Awards are issued to the Participant in connection with the exercise of the Option or the vesting of the Units in accordance with the applicable terms of the Awards.

(e)          Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Option or the Units.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)           Consideration for Grant.  Participant shall not be required to pay any cash consideration for the grant of the Awards.  In the case of the grant of Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant’s performance of services to the Company from the grant date to the date of vesting shall be deemed to be consideration for the grant, which services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant.

(g)          Insider Trading Policy Applicable.  Participant acknowledges that sales of shares received with respect to the Awards will be subject to the Company’s policies regulating trading by directors, employees and consultants.

(h)         Change in Control.  The provisions set forth in the 2003 Incentive Compensation Plan as amended and restated on June 7, 2011 (the “Plan”), relating to a “Change in Control” (as defined in the Plan) shall be incorporated herein by reference and shall apply to the Awards to the same extent as if the Awards were granted under the Plan.

(i)             409A.  The provisions set forth in the Plan relating to Section 409A of the Internal Revenue Code of 1986, as amended, shall be incorporated herein by reference and shall apply to the Awards to the same extent as if the Awards were granted under the Plan.

8                 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

9.              Interpretation; Integration.  This Agreement and the applicable provision of the Employment Agreement contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein (or in the applicable provision of the Employment Agreement).  This Agreement (together with the applicable provisions of the Employment Agreement) supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10.       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

11. Restrictive Covenant Condition.  The Participant hereby acknowledges and agrees that the receipt of the Awards, including any right to exercise the Option, receive the shares of Common Stock following vesting of an award of the Units or retain the profit from the sale of shares of Common Stock subject to the Awards, is conditioned upon Participant’s compliance with the non-competition, non-solicitation, and non-disclosure provisions contained in the Employment Agreement (as such provisions may be supplemented from time to time).

12.       Data Privacy.  For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participants’ consent to the use and transfer of certain personal information necessary to administer the Awards.  Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of the Awards, including any right to exercise the Option, receive the shares of Common Stock following vesting of an award of the Units or retain the profit from the sale of shares of Common Stock subject to the Awards, is conditioned upon Participant’s consent to the use and transfer of such personal information pursuant to the consent previously executed by the Participant or, if the Participant has not previously executed such a consent, to the provisions of the consent form which accompanies this Agreement (as such form may be supplemented from time to time).  Participant’s execution of this Agreement constitutes acceptance and ratification of this condition and the Participant’s consent to the use and transfer of certain personal information in connection with the Awards pursuant to the provisions of such consent form (as such form may be supplemented from time to time).

13.       Administrator. The Company has retained Fidelity Stock Plan Services, LLC as a third-party administrator to assist in the administration and management of equity awards granted by the Company (the “Administrator” or “Fidelity”).  A listing of the Awards may be viewed through the Administrator’s website at www.NetBenefits.com once the Participant has established an account with the Administrator.  The Administrator shall handle the processing of exercises of the Option and vesting and settlement of the Units.  The Company reserves the right to replace Fidelity as the Administrator at any time in the Company’s sole discretion.

14.       Participant Acknowledgment.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of this Agreement and the Awards shall be final and conclusive.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION

By:
Name:
Title:

PARTICIPANT:

Andrew E. Tomback